Exhibit 99.2
CORPORATE PARTICIPANTS

Robert Vivian	P.F. Chang’s China Bistro, Inc. — co-CEO
Rick Federico	P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Mark Mumford	P.F. Chang’s China Bistro, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Destin Tompkins	Morgan Keegan & Co., Inc. — Analyst
David Tarantino	Robert W. Baird & Company, Inc. — Analyst
John Glass	Morgan Stanley — Analyst
Sharon Zackfia	William Blair & Company — Analyst
Lawrence Miller	RBC Capital Markets — Analyst
Brad Ludington	KeyBanc Capital Markets — Analyst
Matthew DiFrisco	Oppenheimer & Co. — Analyst
Howard Penney	Analyst
Keith Siegner	Credit Suisse — Analyst
Nicole Miller	Piper Jaffray & Co. — Analyst
Jeffrey Bernstein	Barclays Capital — Analyst
John Ivankoe	JPMorgan Chase & Co. — Analyst
Paul Westra	Cowen and Company — Analyst
Bryan Elliott	Raymond James & Associates — Analyst
Greg Ruedy	Stephens Inc. — Analyst
Mitchell Speiser	Buckingham Research Group — Analyst
Peter Soleil	Kelsey Advisory Group — Analyst
Greg Schraeder	Wisco Research — Analyst
PRESENTATION
Operator
Good afternoon. Welcome to the P.F. Chang’s China Bistro second quarter 2010 earnings release conference call. Your lines have been placed on a listen-only until the question-and-answer session of the conference. (Operator Instructions) Today’s call is being recorded. If you have objections, you may disconnect at this time. I would now like to turn the call over to Mr. Bert Vivian, co-Chief Executive Officer. Please go ahead, sir.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Good morning, everyone. Thanks for joining us today. Rick Federico, our Chairman and co-CEO; as well as Mark Mumford, our Chief Financial Officer are with me today and we will be available in just a few minutes for your questions.
A number of our comments today will be forward-looking in nature and as such will include risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. We intend to file our 10-Q for the second quarter later today.
One of the concerns coming out of the first quarter earnings call was how rapidly we would be able to normalize the Bistro margins after the impact of our happy hour rollout. We had estimated those first quarter inefficiencies to be around 180 basis points. About 100 bps in labor and about 80 bps in cost of sales. While there was some continued pressure early in the quarter, we did see sequential cost improvement each month. Overall, for the second quarter, we saw labor improve 100 bps and cost of sales 110 bps compared to the first quarter.
A small menu price increase in May helped, but the majority of the improvement came from the focus of the operating teams as well as the maturation of the happy hour program. Bistro comps have shown sequential improvement since the summer of last year. We have now experienced positive guest traffic for the past five months. Clearly, the tone of the business is improving at the Bistro.
Pei Wei continued to execute at a high level during the second quarter as we leveraged a positive top line into higher restaurant operating margins and returns on invested capital. We have generated positive traffic and comps at Pei Wei for each of the last ten months. We are making efforts to prime the Pei Wei development pipeline and anticipate putting more capital to work in the future. We have opened one restaurant so far this year, and we’re opening our first location in Chicago next month. That will be the extent of our 2010 development at Pei Wei. Our goal for next year is ten to 15 new restaurants.

Our international business and frozen food venture is housed in something we call global brands. This group generated $1.3 million in revenue in the second quarter with about half of that amount coming from the recognition of territory origination fees, and the balance coming from international and retail royalties. As you saw in our press release, we have signed an agreement with International Restaurant Services for the development of the Bistro in Puerto Rico. This marks our fourth international agreement. There are currently four international restaurants opened. Two each in Mexico and the Middle East. We expect to see an additional three to four restaurants open in the back half of the year.
At some point in time, we are hopeful that the revenue stream from our Unilever partnership will be significant enough to warrant separate disclosure. At this point in time, it is not; therefore, we are not. I will say that both parties are extremely pleased with the early reception of our grocery product.
During the quarter, we paid off the remainder of the $40 million in outstanding borrowings on our credit line. We continue to believe that we will generate between $130 million and $140 million in cash from operations and about $100 million in free cash flow this year. So far, we have spent $11 million in share repurchases and expect to spend a total of about $40 million for the year.
One last comment before we open up the call for questions. With respect to 2010, we have consistently said that the second half of the year would be better than the first half. In order to achieve our earnings target for the year, we must produce a significant improvement over last year’s results. There is a laundry list of expense risks that could trip us up; however, we like the positioning and the sales momentum of both of our concepts. If our sales momentum continues, we stand a reasonable chance of achieving roughly $2.00 in earnings. If sales waffle in the back half of the year, we will not get there. With that, Sharon, let’s open up the call for questions.
QUESTION AND ANSWER
Operator
Thank you. We will begin the question-and-answer session. (Operator Instructions) Our first question comes from Destin Tompkins of Morgan Keegan & Company. Go ahead, sir, your line is open.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Thank you. I guess my first question is maybe more of a high-level question, maybe for Rick, around some of the menu strategy efforts or some of the things you may be looking at around the menu. And, I guess, specifically, you have got nutritional information that is going to be required to be provided next year—early next year. And I am curious kind of what your thoughts are there. And then also, around the happy hour program, we had recently seen some new menu items that you guys were testing that were similar to a sushi-type product. And I am just curious, kind of what your thoughts are around the evolution of the happy hour program as well.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Sure, let me back up a little bit. If you go to about a year ago, we went out to—and did some consumer testing to evaluate what the kind of the boundaries are from a culinary development perspective in the minds of our guests. We have always had sort of this internal expectation of what the Bistro menu could be and what it has been, and we have been almost exclusively focused on wok-style cooking and the regions of China.
What we found from the research, basically, was that the guests gave us very—it was very, very confident in our culinary capabilities, but they gave us much more latitude than we were giving ourselves. And what we did as part of that process was we put about 20 different menu platforms and menu concepts—individual menu item concepts in front of the guests ranging from very classic Chinese, through other Asian countries, through more lunch style items and things that might be accepted more in a happy hour setting. Again, we came back with much more latitude and much more flexibility than we had ever internally given ourselves.
Armed with that, we identified what we think are three buckets to go after some new innovation and some new product development, but with some very clear expectations in terms of what testing would look like and what success would look like. And so those buckets have landed in the happy hour bucket, that 3:00 to 6:00 time frame, the lunch bucket. Classically, or up until now, we have served basically the same menu lunch and dinner and so we have the opportunity to evaluate more lunch style. And then the third category would be that sort of better-for-you nutritional, an opportunity to take advantage of what has always been viewed as a trend; but not necessarily from a customer-ordering perspective has been high on the product mix list.
We started with—again, with sort of multiple activities going on. We took our internal culinary team and we went out and we hired two external consultant groups. One to focus on lunch and one to focus on happy hour and nutritional, and paired them with our internal team and Philip Chang, who continues to do a lot of work with the Company. From a happy hour perspective, it was the one that came through the pipeline first. We had basically identified four categories that could potentially complement the existing menu items that are on our happy hour menu. Things like our crispy green beans and our chicken lettuce wrap; and again, going back to the fact that we can expand a little bit beyond sort of traditional Chinese and get a little bit more innovative.
The four categories that are being tested. One is a Mama Nori, which is a soy-wrapped, almost like a hand-wrapped sushi style. The second would be an expanded Dim Sum offering. The third would be a Koji Korean taco-like product and the fourth would be a flat bread. We have introduced two of those four into Kansas City, the Mama Nori and the flat breads. And the intent there is one, our consultant was up there. Two, we’ve got a really good location on the plaza in Kansas City.

And what we wanted to do was to identify all of the operational issues and challenges that might present itself by a very new menu rollout or a product rollout. Our intent is to continue to run the test there in Kansas City. We will—we are bringing our learnings from Kansas City and we’re going pair that with the Dim Sum and the Koji taco products, and we will expand the test in Phoenix at a date that is not yet firm, but it’s probably somewhere latter part of summer, early part of fall.
And that expanded test, again, is designed to give us a couple of things. One, is to hopefully eliminate or at least better identify what some of the financial implications from a cost perspective might be so that we’re not sitting in Q3 next year explaining why Q1 was up because of the rollout of additional happy hour stuff, we’ll be able to get that to you more in advance. But two, really to start to dig into sort of consumer acceptance and whether this can move the needle during that period of time. And then more importantly to development strategies that start to push that happy hour consumer, that 3:00 to 6:00, if we can figure out ways to entice them to stay for dinner, so to speak.
So, we will run the test in the Phoenix marketplace. We will spend some money against that. We will invest a little bit of marketing dollars. And again, it’s part of our marketing learning process. One, to see if we can have a positive impact during that time frame. And then again, more importantly to see if we can move guests from point A to point B.
I think the second part of your question was the nutritional; and again, it sort of dove tails into that same philosophy. We believe there is an opportunity to develop some very specific items that carry lower calories and lower sodium. As you know, a lot of our menu is soy sauce based, which inherently has relatively high sodium content. And our expectation is by the back half of this year that we will have a nice complement of items that we can blend into our menu that would not only complement the menu but complement the nutritional requirements the guest might be looking for.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Thank you, that is very helpful. Two quick follow-ups to that. I guess in terms of the happy hour program. Can you speak to the success of it and the incremental traffic you think you might be picking up? And then also, it sounds like from a cost perspective, you obviously feel like you guys have a better handle on that. Is there still room—a lot of room? What kind of magnitude in terms of room for improvement do you see from here in terms of being able to achieve better margins potentially?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Hey, Destin, this is Bert. I think that we are very pleased with what we have seen at happy hour. Obviously, well-documented, well-discussed the fact that we invested early on in the process and we have been kind of weening ourself off of some of those inefficiencies. At this point in time, I will tell you that we’re operating fairly efficiently with respect to happy hour. I don’t expect any significant improvement with respect to the happy hour piece of our business on a go-forward basis in terms of cost savings.
But again, the—clearly we have seen, as I mentioned in my comments, we have seen continued traffic growth of the Bistro, and surely, a portion of that is due to our happy hour activity and the fact that when people come in and hopefully have a good experience at happy hour, they’re coming back for lunch and dinner.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Great, lastly, one modeling question. Mark, it seemed like the average weekly sales were a little softer than the same-store sales trends. There seemed to be a bigger gap than there has been the last couple of quarters. Was there an issue with the Fourth of July shift or anything that you can explain that with?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. Just to remind everyone first, for comp purposes, we compare alike weeks for both years. For example, like you mentioned, the Fourth of July week, we compare that to the same week last year. The calculation for average weekly sales, that is pure math. We take the sales during the quarter and we divide that by the number of sales weeks.
Due to the 53rd week that we had last year, the fiscal calendar shifted on us. Last year, July Fourth fell in Q3, this year it fell in Q2. The Fourth of July week, just to remind everyone, is not favorable to our topline. Thus, a decrease in our average weekly sales as we compare to the prior year. In addition, the 10 stores are not in the comp base performed a little softer. That pulled it down a little bit, but the big driver is the Fourth of July calendar shift.
And we do expect that to shift for us, or to reverse for us in Q3. We have already taken a look at it, and it looks like—just like we expected that has reversed.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Thank you.
Operator
Our next question comes from David Tarantino of Robert W. Baird. Go ahead, your line is open.

David Tarantino — Robert W. Baird & Company, Inc. — Analyst
Good morning. I have a question, Bert, on your guidance and you mentioned that the second half implied EPS target could be reached if your topline momentum continues and I just wanted to understand or clarify that comment. What is meant by topline momentum continuing? Is it comps at the run rate you saw sort of in May-June or do you need further improvement to start to get the leverage that you need to hit that target?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
David, I think we’ve said in the past it’s our expectations for the back half of the year was that the Bistro would actually see positive average weekly sales, modest but nonetheless positive for the entire back half of the year. We certainly need to achieve that. Rick mentioned some of the things that are going on from a food perspective at the Bistro. We’re going have the number of tests going on in the back half. That is another way of saying there will be parts of our system that may not be as efficient as others. So there is going to be a little sloppiness in certain parts of our system as we test certain things.
There will also be some marketing spend in the back half of the year against some of these initiatives. So, when I say that our sales momentum needs to continue, we certainly need to be at our expected levels that we thought we were going need all year long. And it would be hopeful to have a little bit more than that in order to cover some of the things that we think we are going incur in the back half of the year. It may not be quite as discrete and refined as you would like, but that is probably as far as I’m going to go with it.
David Tarantino — Robert W. Baird & Company, Inc. — Analyst
Okay, that is helpful. And then a question on Pei Wei trends. Just trying to reconcile the same-stores sales momentum you’re seeing there. It looked like it slowed down a little bit as you got into the second quarter. And I am just wondering if there were any marketing related shifts or anything that might have affected the comparison for that brand?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
On a general basis, one of the things we internally try to avoid is trying to match marketing with—from a time perspective versus putting it around the initiative that it makes sense. We don’t spend a lot of time thinking about what we marketed last year during what time frame in comparison to this year. We did have—or we do have some marketing coming up on our next LTO in October, which would be the launch of our Thai River noodle product. And again, we will tend to look at our marketing spend and its impact and implications over broader periods than just a quarter-to-quarter basis.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And, David, this is Mark. We did take a look at it. Just to try to figure out if there was something either marketing related or another activity that may explain it. It’s difficult to be able to predict what the consumer is going to do. What we can tell you is it’s really isolated in our top-three markets. Dallas, Phoenix, and Houston. All the other markets were pretty consistent throughout the quarter. So we weren’t able to explain it, but we’re able to pinpoint where it was.
David Tarantino — Robert W. Baird & Company, Inc. — Analyst
Okay, that is helpful. Thanks a lot.
Operator
Our next question comes from John Glass of Morgan Stanley. Go ahead, sir, your line is open.
John Glass — Morgan Stanley — Analyst
Thanks. First, if we could just go back to the Bistro margin for a moment. Is it possible to talk about where margins were in a snapshot in time, for example, in June, once you fixed the labor balance of happy hour, but also you had a 2% price increase. So are they—where are they now? And where do you expect them, in other words, to trend in the back half of the year?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
As Bert mentioned, we saw sequential improvement throughout the quarter both in cost of sales as well as labor. Cost of sales at the Bistro improved 100 basis points sequentially, and benefited from product mix shift. We saw an increase in the penetration of dinner for two that is primarily chicken-related, which has a higher margin. That helped us in our cost of sales. You mentioned price, that was halfway through the quarter and that helped us as well.
And we burned through some of the more expensive wok oil. We were using some of the less expensive wok oil. And on a sequential basis, if you think about produce, our yield is not as good in Q1 as it is in Q2, so we had a little bit of help from that as well. Bert mentioned the labor improvements that the operators had gone through to get that labor back in line. Part of it was maturation of the happy hour program, but some scheduling efficiencies that we put in place as well helped us out. So, from a prime margin perspective, we think—if you look at June, that we kind of normalized and we’re going to carry that forward throughout the rest of the year.
We do see some pressure, though, on some of the fixed expenses. Both concepts, as you probably noticed, had pretty significant increases in fixed expenses. So Bistro had about 60 basis points, 40 of it in operating expenses. Half of that 40 was due to marketing spend. The remainder was due to higher utilities, specifically, water and electricity. Occupancy expense was also up 20 basis points. That was due to increase in property taxes, as well as general liability insurance. We typically see higher liability claims both frequency as well as severity during an economic downturns. So no surprise there.

Pei Wei saw kind of the same pressures on fixed expenses and kind of the same reasons. 40 basis points in operating expenses, 20 basis points in occupancy. They also saw a little bit of pressure and depreciation expenses. They had rolled off some assets before they were fully depreciated. The majority of those fixed expenses we have modeled into our forecast are going to stay with us as we look at the back half of the year. So we are going to have a little bit of pressure from those fixed expenses.
John Glass — Morgan Stanley — Analyst
Where are Bistro margins today, though, like the month of June? You can share that with us?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Like Bert mentioned in the call, we improved sequentially. And by the time we got to June, our margins are normalized and that is what we carried through the remainder of the year.
John Glass — Morgan Stanley — Analyst
Okay, but you don’t want to talk about the absolute number is what I’m asking?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
We’re not going talk specifically about margin percentages.
John Glass — Morgan Stanley — Analyst
Okay. And then the global brand’s number, a $1.3 million in the quarter. I know you don’t want to parse it out into pieces, but what did you expect the year to be initially for the global brand’s total revenue, and what do you think it’s going to contribute now? Is it a higher number than you had started the year thinking about?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Yes. What we originally said on global brands, last year, we had about $0.08 of pressure on the EPS. Our original guidance that we gave you this year said that we were probably going to cut that in half. We’re doing a little bit better than that, so—and most of that, obviously, is going to be attributable to revenue. So we’re probably somewhere in the $0.01 to $0.02 range of pressure that we’re going to see on global brands.
John Glass — Morgan Stanley — Analyst
Great, and then just one more on the margins. You talked about flat margins, I think, on a consolidated basis with a $2.00 number. Are you including the denominator in that—the global brand revenue when you calculate restaurant margins or are you just talking about restaurant revenues against restaurant cost?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
That is going to be all in.
John Glass — Morgan Stanley — Analyst
So that means the improvement in the margins in part—maybe in large part has to do with a better global revenue—global brands revenue?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Yes.
John Glass — Morgan Stanley — Analyst
Is that correct?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
That is a piece of it. Yes.
John Glass — Morgan Stanley — Analyst
Okay. All right, thank you.
Operator
Our next question comes from Sharon Zackfia of William Blair. Go ahead, ma’am, your line is open.
Sharon Zackfia — William Blair & Company — Analyst
Hi. I have two quick questions. On the bistro, I’m curious about your appetite for accelerating that concept in 2011 in terms of development? And then I had a separate question on development for Pei Wei.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
From the Bistro perspective, we continue to have an aggressive appetite for development. The challenge that we have there is there is—in the development community, they don’t have as large an appetite as we would like them to have. They’re still working through some of the broader economic considerations. The numbers of opportunities that we are presented are significantly less in 2009-2010, and you got to fast forward about 18 months for a development cycle. So we’re working through being very selective around our normal parameters, but with far less opportunity right now. So, as we look into next year, we’re probably in the four to six new Bistros for 2011.

Sharon Zackfia — William Blair & Company — Analyst
Okay. And then separately on Pei Wei, obviously, you’re opening in my home court in Chicago so I probably know a little bit more than I should. But can you give us your thoughts about that Logan Square location, which is the first Pei Wei here? Kind of what the thought process was in choosing that neighborhood. And then how do you go about building awareness in a city like Chicago, and how quickly do you plan on adding more locations, and where do you think you need to kind of grow to, to get that brand halo in the city?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
A couple of good questions in well is their, Sharon. And you’re right, you do have a little bit of an advantage by living in the marketplace. And I think really embedded in there, there are two questions. One, is sort of the sequential nature of the development of the marketplace in terms of if you had a—one bullet to fire would the Ellison and Logan location be the very first one that you would do. The answer is probably not.
But in a sequence of laying the market out and going over the next three or four years, I would expect Pei Wei to develop somewhere between 7 and 15 locations in the Chicago marketplace. With a little bit more aggressive focus, would the Ellison and Logan location be one that you would pull the trig on; and the answer there is simply, yes. So it became the first one because one, it was identified as a good market; two, it became the first one because it happened to happen first. What we like about the site; and again, our thought process around new market penetration is a couple of things.
One, is we’ve got enough properties in the ground now where we can build a success model in terms of what the demographic should look like, what the co-tenancy should look like, what accessibility and visibility and all the characteristics that you would take into account when developing any restaurant location, that Logan location stacked up incredibly well in pretty much all categories. And some of the things that we liked, in particular, is the fact that it did happen to be new space, which allowed us to put our full image into the marketplace first, as how Pei Wei looks and functions. It’s got really co-tenancy with the Target and the Pot Belly and the Panera all being well above system average. And for an urban location, it actually has parking spaces, which really helps facilitate the Pei Wei business because 40% of our business is takeout. Density penetration, income, office workers are all well-above many of our most successful restaurants.
Again, it may not be sequentially the first you would fire, but it’s clearly one we would want to do. We do have two other deals that are inked and in development or under construction. One, is a more typical suburban—actually the next two are actually more typical suburban locations. One out in Willowbrook, which is a western suburb as you know; and then the other one’s over in the Arlington Heights, sort of Randhurst area. And we continue to negotiate work on multiple other locations in the Chicago marketplace.
From an awareness building standpoint, we will be much more aggressive in Chicago in terms of our public relations activities, our marketing activities, and our introduction of the brand. We think that, again, and it can be—it can and will be very localized from an introduction to the local community, you have got—within three miles of that location, you’ve got 608,000 people with an average income of about $80,000 a year. So there is plenty of opportunity to stay close to home and put the brand in front of people in a relatively aggressive manner.
We’re also going to be very interested in sort of broader public relations activities, because our expectation is we will have multiple Pei Wei locations there in relatively short order. It’s going to be a combination of local marketing, as well as starting to build a little bit of brand awareness.
Sharon Zackfia — William Blair & Company — Analyst
Okay. And then lastly, Bert, you threw out a lot of potential and negative wild cards there. Is there something that we should be worried about that you’re seeing in July, or are you just trying to throw out all the caveats?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Sharon, with respect to July, I am fat, dum, and happy. I just worry about August through December, and in particular, September. September is always a tough month and so to the extent that we have high expectations for the third quarter, I always worry about September. So far, we’re doing fine in July. And we’re—if anything, we’re a little bit ahead of our forecast from sales perspective. But again, there is a lots of goblins under the bed. Some of our own doing, some of kind of a macro standpoint.
I think it’s appropriate for people to be cautious. I’ve said before that our single point earnings estimate, if we probably practiced a little more prudence, we’d give you a range so we could hide behind that range, but we don’t. $2.00 is a tough number for us, and I think it represents the high end of what is going to happen. So I will say it again, if anyone thinks we’re going to make more than $2.00, you should probably dissuade yourself from that.
But I like our chances. There is going to be some risks in the back half of the year. I also think that there will probably be some opportunities for us to do a little better than maybe our internal expectations. It’s a mixed bag, we’re excited about the opportunity in the back six months, and can’t wait to see how it pans out.
Sharon Zackfia — William Blair & Company — Analyst
All right, great. Thanks.
Operator
Our next question comes from Larry Miller of RBC. Go ahead, your line is open.

Lawrence Miller — RBC Capital Markets — Analyst
Thanks. I just wanted to follow-up. Maybe, Mark, the way you can answer this, when you say normalized margins on happy hour in June, should we be interpreting that happy hour program as generally lower margin than, obviously, the regular Bistro margin would be? And maybe you could give us parameters on that just order of magnitude at least?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I think what Bert said is the happy hour program allows us to build momentum in the other day parts, and I think we saw that happening in Q2. The margin on happy hour we’re comfortable with. I think as we rolled out the program, we wanted to make sure that we did a good job of having it well staffed. We probably did a very good job of that, and I think when we look at our Q1 margin, it was reflected in that. And as the program matured and we got better labor scheduling and we started to figure out exactly how to service that piece of the business, we saw those operating margins come back to us. And that didn’t happen, obviously, in the first period of the quarter. That happened throughout the quarter. And by the time that we got to period six, we were at a run rate where we said, you know what, this is where we need to be. So that was my comment that on a normalized margin we got back to where we needed to go.
Lawrence Miller — RBC Capital Markets — Analyst
Okay, great. Maybe you could give us a sense of how sales mix in happy hour has progressed since the beginning of the year? And just one more question on G&A. I think it was down in dollars for the second quarter. How should we think about the G&A run rate? Thanks.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I’ll answer the first one first here. We’re not going to give us specifics on happy hour. Happy hour falls into part of our lunch and part of our dinner. What we can tell you is that we achieved improvement in all of our day parts during Q2 versus last year. Lunch overall was positive again for us on both weekdays and weekends, but with a stronger improvement during the week. And we believe that improvement during the week also is reflective of our larger ticket. So we start to see some of that T&E spend come back to us.
Our weekday dinner also improved pretty significantly. That weekday dinner, once again, could be related to that T&E—that business spend. Our biggest improvement during the quarter actually came from the dinner weekend. We saw a sequential improvement from Q1 that was pretty significant and it almost got it back to positive. And that is really reflective of the large parties as we begin to see those large parties come back into our restaurant.
Operator
Our next question comes from Brad Ludington of KeyBanc. Go ahead, sir, your line is open.
Brad Ludington — KeyBanc Capital Markets — Analyst
Thank you, I just wanted to ask a question on your guidance. It’s pretty much in line with the previous guidance, but there was one thing left out. On the first quarter, it said that you were going to work on improving the average weekly sales at the Bistro by pulling back on—having fewer sales discounts. So that was not included this time around. Is that because that is already started or because you’re planning on keeping some of the discounts at this point?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Brad, this is Bert. To the extent that we were going to nip a little bit of the discounting and above, we have already done that. So it wasn’t necessary to mention it again.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. It’s not a change in strategy, it’s just already done?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Right.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay, good. And then I missed, I’m sorry, my phone cut out there. I heard you talking about the day parts and strength in the weekend dinner. But did you say that the weekdays were strengthening as well?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Yes. We saw improvement weekday lunch as well as weekday dinner.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. That is good for me. Thank you.
Operator
Our next question comes from Matt DiFrisco with Oppenheimer. Go ahead, your line is open.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Thank you. Mark, I think it was you that referenced the Pei Wei markets. Dallas, Phoenix, and Houston in June. Should we just look at that then as that is targeted to June, or is that still somewhat of a—are those three markets that are somewhat on the lower end of the basket of your portfolio of stores for Pei Wei?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, they represent one-third of our basket. As they go, so will Pei Wei go. And we’re not certain—the positive in it is, we saw positive traffic in all three periods during the quarter. It just trailed off a little bit in May and June. And all we did was try to dive in and see if we could find out some reasons. We really didn’t see a lot. Like I said, It’s difficult to predict consumer spend. All we could do is pinpoint where it was coming from.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Great. Did you maybe look at those as markets where the penetration level for Pei Wei is very high? So maybe there is greater overlap with Bistro, do you think it could be—is it anything overlapping with the happy hour introduction?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We took some deep dives, we did not see any correlation there.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay. Can you just—a little bit more on the happy hour. Any—what does your test tell you the seasonality of happy hour? Should we expect it to be as much of an incremental driver as we get into the colder months?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Matt, this is Bert. I don’t about you personally, but I tend to drink 12 months out of the year. I am not so sure we’re going to see any huge seasonal shift in our happy hour activity.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
What I can tell you is if you look at sequentially from Q1 to Q2, it continued to improve. The percentage of sales improved, as well as the number of checks improved from Q1 to Q2.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay and then just the last question. As far as in other calls, you also talked about somewhat of a—maybe I’m using this word and you didn’t use it, but capacity gains potentially by weatherizing some of the patios, looking at the stores, and trying to get a little bit more creative on trying to get better utilization of some of those things like the patio. Is there anything—can you talk about that as—is that something that could be meaningful and incremental in a year-over-year basis on what you might have added over the last 12 months or what you plan to add?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
It’s certainly not going to be—we have only done it in a couple of stores. We are currently evaluating the impact of that. It’s certainly not as easy as one might think. There is a lot of—the landlord is not going to let you do it everywhere. There’s a lot of hurdles that you have to cross just to put it in. So we’re going to let this settle. We’re going to see what impact that it had before we go further, but it does not have a material impact to us in Q2, nor will it have a material impact for the year.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay. And then just the last question, with respect to looking at your commodity cost, is there anything out there that you are seeing that we should start anticipating, maybe not being as favorable into 2011 that you might have coming off contracts soon?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Not really. Just remind everyone, we lock in our contracts for our protein, rice, and wok oil. For 2010, as we’ve said before, we’re running slightly favorable on beef and rice and shrimp and chicken is flat. We have been more aggressive than locking in prices on a longer-term and getting ahead of it a little bit. We’ve got 80% of our chicken locked in, rice is locked in through September of next year.
The majority of our seafood is locked in, including shrimp. We had a couple of questions lately about the impact of shrimp because of the Gulf BP issue. Just to remind everyone, we don’t source directly any of our shrimp from the Gulf; therefore, we don’t have a direct supply or price issue there. But about 12% of the shrimp does come out of the Gulf, so we have seen a little bit of price increases there. But like I said, we have contracted through 2011, and it is pretty similar to the price that we had in 2010.
What we’re currently looking at and looking for opportunities to lock in for 2011 are beef and pork, and when we think it’s the right time and opportunity we’ll do that as well.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Great. Thank you.
Operator
Our next question comes from Howard Penney of Hedgeye. Go ahead, sir, your line is open.
Howard Penney Analyst
Thanks very much. Bert, in a couple of years back you were—I guess you could say you had a laundry list of reasons why you thought consumer spending was going down, and your sales sort of headed down before everybody else. And it looks like, at least from the commentary you provided today in terms of the dinner weekend and the weekday lunch that things are turning up. I was wondering if you would care to share some of the macrofactors, whether it be credit trends, which really aren’t improving or confidence, which isn’t really improving, as to why you might be seeing the kinds of things you’re doing. I understand that the issues you’re doing with happy hour and all that, but I was just curious there might be some macrofactors that you see that might be contributing to the improvement in your sales.

Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Howard, I’m not that smart, quite frankly. I think there’s a number of things afoot that from a macrostandpoint, that might be giving us a little bit of benefit. We have talked about business spin, or dissecting our business into business spend and social spend. We thought that there would be an increased level of business spend this year versus ‘09. So far, everything that we look at; again, it’s a piece of data here and a piece of date there, but it seems to indicate that that is the case.
As we’ve thought about this year, we made the presumption that if business spend improves, that the consumer or social spend would follow, and I think as Mark indicated, we’re beginning to see some traction in terms of weekend dinner. Again, that tends to be more of the social spend than the business spend. So ultimately, we never know exactly why people come to our restaurant. Try as we might to figure it out.
I will say that as we look at our markets and where we’re geographically located; and again, we have a great deal of exposure to California, Nevada, Arizona areas that were hard hit during the recession. As those markets begin to improve, you will see that reflected in our results. And perhaps that is why we dipped down a little bit earlier than other folks because of our concentration in those areas, and perhaps that is why we’re beginning to distance ourselves from some of the competition in terms of results, simply because those areas are beginning to at least flatten out if not improve. I think that from an economic standpoint, we continue to believe it’s going to be a tepid recovery.
There will be 50 starts along the way and ultimately, for what it’s worth, I think this recovery will be shallower in the casual dining space than—and the peak in this cycle will not be as high as in previous cycles. But again, that’s my opinion and it’s worth about $0.25 at this point. So I don’t know if I can add any more color than that.
Howard Penney Analyst
On the margin, is the rate of change in those markets that you talk about is it fast—is the improvement better than the other markets?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
In a couple of those markets, yes. Not all of those three markets, but in two of the three, yes.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And we saw improvement across all the geographies. All but three state showed sequential improvement from Q1. So it was a pretty broad type of recovery from Q1 to Q2.
Howard Penney Analyst
And those states were?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Now, Howard.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Give him a little bit.
Howard Penney Analyst
Thank you.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
You bet.
Operator
Our next question comes from Keith Siegner of Credit Suisse. Go ahead, sir, your line is open.
Keith Siegner — Credit Suisse — Analyst
Thanks, I just want to ask a follow-up question on the development outlook for Pei Wei. You gave us a bit of a detail about how many units for next year and some of the thoughts around of the decisions around—particularly around Chicago, but could you talk a little bit about the real estate outlook? What’s built into this 10 to 15 that you’re looking for ? How do you perceive that market? Where that development is being allocated, is it adjacent markets, is it mostly markets maybe like Chicago, and what is the return on capital that’s currently in your outlook for those 10 to 15 units? Any thoughts around that or other factors that actually contributed to this? Just a little more detail behind the outlook would be
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
As we think about the development opportunities for Pei Wei, we really, again, put it in a couple different buckets. One, is to be opportunistic for A+ opportunities in markets where we are already deeply penetrated. So that would be the Phoenix, the Dallas, the Houston and to some degree Southern California marketplace. Anymore penetrated there means that we need to be a little bit more laser-focused in terms of ferreting out opportunities, but should they present themselves, we would take advantages of those.

We have more aggressive and more interesting opportunities in markets where we already have a level of penetration that we would consider ourselves to be underpenetrated compared to the opportunity. And so that becomes sort of our primary focus from a real estate perspective. Markets like southern Florida or the state of Florida, we’re doing quite a bit of work in the Philadelphia, Washington, D.C., and sort of the coastal opportunities along the Atlantic coast where we do well, but we just don’t have as many stores as we would like.
We have not changed any of our return expectations. The Pei Wei brand now as a complete class of stores is hitting our internal targets of around the 30% ROIC. That continues to be the standard by which we evaluate all real estate, and for as long as we’re going to this, that will continue to be the target.
Operator
Our next question comes from Nicole Miller of Piper Jaffray. Go ahead, your line is open.
Nicole Miller — Piper Jaffray & Co. — Analyst
Good afternoon. Thanks. Can we go back to when you made the GM incentive change compensation? What I just wanted to understand is—review with us the change in the structure in terms of the base comp and incentive pay. And then what I’m really wondering is, have you see any behavior changes that have benefited you since you have made the change?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Nicole, this is Bert. Are you referring to the change we made about three or four years ago?
Nicole Miller — Piper Jaffray & Co. — Analyst
Yes, I guess it’s been that long. Right out of the minority interest line?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Sure.
Nicole Miller — Piper Jaffray & Co. — Analyst
Yes.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
I’m sorry, I was trying to recollect what you were referring to. The question is what again?
Nicole Miller — Piper Jaffray & Co. — Analyst
I believe—and I believe it was at the GM level. That part I might have wrong, but the change from a minority interest, to more like of an incentive pay. I don’t think the base structure changed at all, but for your managers. And I’m just wondering since you’ve implemented that because it’s more—it’s tied to different incentives, have you seen them drive their business differently in a way that has benefited you?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
The change in how our partners at the Bistro are compensated, part of it was a technical change, but the spirit of it really hasn’t. We went from a true partnership-type arrangement to more of an incentive pay arrangement, but the drivers behind the program are very similar, and the behavior that we’re trying to drive is very similar to the old partnership program. So in and of itself, I could not say—I certainly could not point to anything that has gone on in the business that I could lay on the doorstep of either one of the programs because they were essentially designed with the same goal in mind, which was to grow sales and to grow profits each and every year. Obviously, we haven’t accomplished that over the last couple of years. So, I think that—I’m not so sure I could lay that—in terms of compensation structure. I think there’s more things involved than just that. Again, the two programs are very, very similar in design, at least, from a theoretical standpoint and more the goal we’re trying to achieve.
Nicole Miller — Piper Jaffray & Co. — Analyst
Okay. Understood. So no big shift there. And then the context around Bistro and the weekday, whether it’s lunch or dinner, just this improvement that you’re talking about dinner on a weekend, could you give us a big picture context of where it is today versus where it was? Can it—I guess I’m asking can it still grow? Can and should it still grow from here?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Can it still grow from here?
Nicole Miller — Piper Jaffray & Co. — Analyst
Yes.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
All right. I think we have capacity especially at lunch. I think we have capacity to grow our business in almost in all of our day parts. We lost quite a few transactions over the last few years; and so from a capacity standpoint, there is not a day part that we don’t have opportunity i, and you see us continue to do things to try to drive those activities.
Nicole Miller — Piper Jaffray & Co. — Analyst
Thanks.

Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Sharon, do we have another question?
Operator
Our next question is from Jeffrey Bernstein from Barclays Capital. Go ahead, sir, your line is open.
Jeffrey Bernstein — Barclays Capital — Analyst
Thank you very much. One question for Bert first. In terms of the breakdown of the comp. I know in the past you have been able to give more color in terms of the average consumer SKU into the low end, whether it be more for bundling or your lower-priced $10 items or kids meals or things like that. Are you now seeing—be able to see signs that there’s—seeing consumers doing less of that, trading back up to higher-priced items, or like you said, the business versus casual mix? Is there a read-through in terms of what you’re seeing from the average consumer spend within that comp?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Jeff, I think what we’re seeing, I think what Mark mentioned, is that we’re beginning to see improvement in some of the higher ticket, what we call buckets. And with that improvement, while it’s the minority in terms of tickets, roughly about, call it 6% to 8% of our tickets are above $85, they do carry a disproportionate weight when it comes to revenue. So as people come to our restaurant, and again, part of it is the business spend. Part of it is social spend, where you have a group of four coming to the restaurant on Saturday evening.
As that portion of our business continues to improve, we will see improvement in our results. It’s fairly simple. The other buckets, we haven’t seen a lot of movement in terms of—as we look at the tickets under $15, for example. That continues to be almost 20% of our tickets, but again, it carries a lesser proportion of our revenue.
Jeffrey Bernstein — Barclays Capital — Analyst
Okay. And then in terms of the menu price increases you just took, are you seeing any early—whether that be pushed back or something like that, I know you guys have run a long period of time without any real price increases. Just was wondering what you’re seeing in terms of feedback on the price, and perhaps in conjunction with that, Mark, you mentioned commodity basket. I don’t know if you have a kind of broad-based basket expectation in terms of what 2010 is running and a basket of what 2011 is likely to run?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
What we do realize is there is certainly an art and a science when we take price. And first, let me say we’re always very cautious when we take price. And the science of (inaudible) says, hey, the cost pressures are hurting your operating margin and you’re not going to be able to continue. And the yard is figuring out how to effectually pass that price onto the gas without disrupting too much of our traffic. We go through a very diligent process to try to achieve that balance between what we have got to have to try to protect our margin, and what we think the guest is going to be able to accept and especially in this environment, we’ll alter cost. What we did not see is a drop in traffic when we took the price in mid-May. It’s still early, we could still see a drop in traffic, but we haven’t so far. As you mentioned, we haven’t taken a price in a couple of years. So, we think the guest certainly accepted that. And I missed the second part of your question? What was that?
Jeffrey Bernstein — Barclays Capital — Analyst
In terms of a bucket of commodity costs. I know you’ve given a lot of the individual components, but 2010 bucket and percent lock, 2011 total bucket and percent lock?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I guess I’m not following the questions. Oh, are we shifting? Yes, we’re shifting more on our protein more toward chicken. Part of that is being driven by the dinner for two, that’s more heavily on the poultry side. So our mix is shifting somewhat to the poultry. And that should help us in Q2 on the margin.
Jeffrey Bernstein — Barclays Capital — Analyst
I didn’t know if maybe you have a basket forecast that our total basket for commodities including the beef, the chicken is running down ex this year and sounds like you’re a little more fearful next year. Kind of what that basket is looking like and what the percent is locked in total.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I got you now. This year, if you look at the total basket, we think it’s probably 30 to 40 basis points favorability on the price side. As we look to next year, we haven’t locked in some of the proteins yet. We probably will see—we’re probably not going to get any better. So chicken is probably going to go up a little bit for us. Just all depends on what happens with the commodity market and where we’re able to lock in on beef and on pork. We’ve locked in shrimp and some other seafood at prices that are real similar to what we’re seeing this year, but it’s probably at best going to be flat for 2011.
Jeffrey Bernstein — Barclays Capital — Analyst
Okay, and if I could ask one last question, I know, Bert, I think you said you were fat, dumb, and happy with your July sales trends. But in terms of—with sales trends being the primary driver for the back half to meet that earnings number, is there a comp sensitivity that you guys have put out there in terms of being so sensitive to the comp? What a one point of comp is worth at the Bistro or Pei Wei to annual earnings per share?

Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Jeff, that all depends on how you achieve that 1% comp is what the flow-through is. If we end up having to spend a lot of marketing dollars to achieve that, then the flow-through is not quite as good. So you’re right, I am still fat, dumb, and happy 10 minutes later with respect to where we are in July. But again, I like where we’re at, I think we have a lot of work to do in the back half of the year, and things need to break in our favor and continue to break in our favor in terms of just from a sales perspective. If that happens, then we have a reasonable chance.
Jeffrey Bernstein — Barclays Capital — Analyst
Great. Thank you very much.
Operator
Our next question comes from Peter Soleil of Kelsey Advisory Group. Go ahead, sir, your line is open.
Peter Soleil — Kelsey Advisory Group — Analyst
Great. Thanks. I wonder if you guys can give us a little bit more of an update on the dinner for two at the Bistro?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Sure. I think what we mentioned earlier is it continues to resonates well with our guests. We saw an increase in the number and dollarwise of penetration on a sequential basis, Q1 to Q2. So it continues to do well. The dinner for two, obviously it’s more heavily weighed to our poultry so it also helped on the cost of sales. But it continues to do well for us.
Peter Soleil — Kelsey Advisory Group — Analyst
Is it above the range that it was last quarter in terms of percentage of sales? I think it was like 8% to 10%?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, it’s running slightly above 10% now.
Peter Soleil — Kelsey Advisory Group — Analyst
Okay. And then your expectations in terms of free cash, CapEx, and buy back for next year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We ended our quarter with $38 million in cash. We used $40 million during the quarter to repay our debt. We used $9 million in the quarter to repurchase some shares. We got about 204,000 shares repurchased, average purchase price was $44.34. Our plan for the year remains to purchase $40 million for 2010. We paid our first ever dividend from our Q1 results. We paid it in Q2, used $4 million and we used $12 million in CapEx.
On the cash from operations. So far this year we have used—or we generated $38 million in cash from operations. That is down from $79 million last year the same period in time. Last year, we saw the benefit of collecting some higher TI receivable balances, as well as some differences in the timing of rent. This year, we’re also feeling the impact of some increases in our cash tax payment. So far this year, we have made payments of $17 million versus $4 million last year, $4 million of that $17 million really relates to 2009. As you recall, we overachieved our Q4 expectations so our estimated tax payment in Q4 was a little underpaid.
So the rest of it really related to lower tax depreciation as the bonus appreciation has rolled off. We still—and by the way, a lot of this was already anticipated. Last year we had—we did $160 million in cash from operations. We’re forecasting—remained our forecast is $130 million to $140 million. To get to that number, we really don’t need any help from the working capital accounts. If you just take the net income plus depreciation and non-cash equity comp, you get to the mid-point of our range.
Peter Soleil — Kelsey Advisory Group — Analyst
Great, thanks.
Operator
Our next question comes from John Ivankoe of JPMC. Go ahead, sir, your line is open.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Thank you, I’m actually going to follow-up on that question. Could you—given what you said of Pei Wei and P.F. Changs development, just give us the CapEx number for fiscal ‘11 to the best of your ability at this point? And I guess the follow-up of that is how much cash do you need to run the business that stays on the balance sheet? And outside of the dividend, should we assume that all of your cash will in fact be used to buy back stock longer-term? Might you look at putting on something else into the business? And just on that context, if you could comment for a couple of seconds on True Food, I don’t recall what the current status of that is.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
A lot of questions. Let me start off with the CapEx for 2011. On average we spend between $3.5 million and $4 million of cash for every Bistro that we open. If we get five open, maybe we spend $20 million. On the Pei Wei side, it’s about $800,000 to $850,000 in cash. So if you take 10 to 15, we’re probably going to spend another $10 million there. So just on the new store capital, we’re probably going to spend somewhere in the neighborhood of $30 million maintenance CapEx, about 1% of sales we’re probably going to spend.
And so, you’re looking probably in the neighborhood of $40 million to $50 million after you add in things for shared services. What was your second question? Uses of capital? We haven’t given you that. Obviously, our first use of cash is always going to be in our organic growth and our putting the money to work on new stores. We will continue to pay a dividend, and then we’ll use the remainder to buy back stock. We don’t have any debt left on the balance sheet. So that is really going to be the uses of our cash as we look to 2011.

John Ivankoe — JPMorgan Chase & Co. — Analyst
And how much cash do you need to leave on the balance sheet?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We’re—how much we need and how much we want to keep are two different things. Right now, we’re targeting $40 million to $50 million of cash on the balance sheet.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Okay. And just finally, on True Food or anything else that you might be looking at down the road? Specifically true food or conceptually to anything else?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
John, this is Bert. We always remain inquisitive about what is going on around us in the industry. And as Mark mentioned, our first and foremost goal is to put work back into our business. Whether it’s in our existing concepts or in new concepts. And obviously, our partnership with Sam Fox and his team here locally at True Foods is part of that program.
We are—they’re about to open the second restaurant, I’ll give them a little plug here. They’re about to open their second restaurant in Newport Beach next week. Can’t wait to see how that turns out. We’re very early on in this partnership, and we’re probably a year or plus away from really sitting down with Sam and his team and understanding whether or not this is something that’s going to be beneficial for P.F. Changs or not on a go-forward basis. Insofar as other businesses, Mr. Federico always has an eye for new and exciting concepts that might benefit our little portfolio. We’re not in conversations with anyone right now, but we always remain open to ideas.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Thank you.
Rbert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
You bet.
Operator
Our next question comes from Paul Westra of Cowen and Company. Go ahead, your line is open.
Paul Westra — Cowen and Company — Analyst
Thank you, good afternoon. I was wondering if you could actually quantify what the happy hour impact drag was on Bistro margins compared to the 180 that you mentioned in the first quarter?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Paul, this is Bert. We’ve said about all we’re going to say about happy hour and we talked about it for six months.
Paul Westra — Cowen and Company — Analyst
I got it.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
It is where it is now, we’re happy with the contribution of happy hour. The margin levels and our team have done a great job of becoming more efficient with respect to the revenue that’s being generated by it. We believe it to be positive. I think our guests believe it to be positive. And we’re not going to get any finer in terms of the detail on that.
Paul Westra — Cowen and Company — Analyst
Okay. Can you quantify the effective menu price increase in total? I never wrote it down, was it 1.5 or was it 2?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
It’s somewhere between 1% and 2%. In terms of the total impact, of which only a part of that was felt in the second quarter.
Paul Westra — Cowen and Company — Analyst
Right. And when you refer to the manufacturing increase impact on margins; and I guess, it was not as big as the efficiency gains on the happy hour rollout, but it did everything you wanted it to do I assume. It was fully effective. Is there anything back to the question, any shifting going on? Are you happy with the margin impact of the present—?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Like I said, we didn’t really see any—what you’re cautious of is that you see a drop in your transactions, or that you see guests start to manage their check. We didn’t see either one of those. So we’re very pleased with the impact and execution of that price.

Paul Westra — Cowen and Company — Analyst
Great. My only question, do you expect a second half territory sale showing up in the second half?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We recognized most of the territory fees of Global Brands in Q2. We’re not going to recognize anymore territory fees this year.
Paul Westra — Cowen and Company — Analyst
Great, and then last question more for Rick, I guess. As far as the Pei Wei ramping up its development, organizationally, are you getting ready or philosophically to get back to eventually a double-digit unit growth like most chains of yours—of Pei Wei size, 30% of ROIC is typically achieved and executed.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
I think the good news is from an operation’s perspective, this little lull in development over the last 18 to 24 months has really given the team an opportunity to mature. If you think back to our comments at the end of 2008, and when we had some pressure at Pei Wei, one of the things that we identified was how green the team had become. So we’re well-positioned there. In terms of other incremental sort of—either ads that you might anticipate is there’s probably one or two additional headcount that would be required for sourcing and the development of real estate; but other than that, I think we’re pretty much good to go.
Paul Westra — Cowen and Company — Analyst
And how fast do you expect the stores to ramp to margin efficiency as you ramp growth in the double-digit unit growth, and hopefully, eventually, the double-digit percentage growth?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Not so sure I caught the beginning part of the question. Mark—?
Paul Westra — Cowen and Company — Analyst
How fast would you get to margin efficiency? Are you running normalized margins of 90 days or is this a concept that maybe takes a little longer?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
In terms of new stores?
Paul Westra — Cowen and Company — Analyst
Yes, yes. Yes, new store margin efficiency. I apologize.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
It usually takes—Pei Wei we get there faster. And it all depends on if you’re going into a new market versus an existing market. Obviously, an existing market, if you’re just opening another new store and you’re able to pull experienced staff into those stores, you’re going to get up to speed a lot quicker. If you go into a new store or new market, it’s going to take a little bit longer to ramp up.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Hey, Paul, this is Bert. A couple of times in your question, you made the statement of double-digit unit growth. I don’t think that we’ve said that. We might say that at some point in time, but I don’t expect in the next few years that you’ll see double-digit unit growth at Pei Wei.
Paul Westra — Cowen and Company — Analyst
I thought you said 10 to 15 units, not percentage.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Units, not percentage.
Paul Westra — Cowen and Company — Analyst
Correct.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Okay, units, not percentage. Okay, thank you.
Paul Westra — Cowen and Company — Analyst
Okay.
Operator
Our next question comes from Greg Schraeder from Wisco Research. Go ahead, your line is open.
Greg Schraeder — Wisco Research — Analyst
Hi, two questions. The first one just a simple modeling question. The tax rate expectation for the year, can you give us any guidance there?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. The tax rate that we’re going to use in the back half of the year is 30.2%. We were favorable to that in Q2. We had a favorable discrete item related to some interest income that we recognized in the FAS48 item. Since it’s from a tax receivable from the IRS, that reduced our tax rate for this quarter to 28.7%, and that was worth about $0.01 of EPS benefit in the quarter.
Greg Schraeder — Wisco Research — Analyst
Okay, secondly, you didn’t really talk too much about the Unilever launch in the second quarter. I just wondered if you could maybe discuss a little bit how smoothly that went, and how many points of distribution year-end in today? And then maybe talk a little bit more about if you believe there are some opportunities to tie in that frozen food business with the Bistro and drive traffic to your restaurant.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Hey, Greg, this is Bert. You’re right. We haven’t said a great deal about our partnership with Unilever. It did begin in the second quarter, and as I think I mentioned in my comments, both parties, I think, are very pleased with what we have seen so far. It’s still very, very early on. I think we are—I think Unilever is pleased with the distribution footprint at this point; but again, it’s—we’re not going to add a lot of color beyond those statements at this juncture. As time progresses and as we all hope this becomes more of a material piece to our business, we’ll probably say a few more things, but at this juncture, we’re probably going to leave it at that.
Greg Schraeder — Wisco Research — Analyst
Okay, thank you.
Operator
Our next question comes from Bryan Elliott of Raymond James. Go ahead, sir, your line is open.
Bryan Elliott — Raymond James & Associates — Analyst
Thanks. Just a quick comment first. Don’t you think it would be easier if you just published our model for us like you used to and save time? But this is a bit of a follow-up and the timing is bad given what Bert, you just said. I was going to ask the following question, and that is that you have said last call and maybe the call before that in talking about first half versus second, etc., that one of the factors supporting confidence in the second half was research that Unilever shared with you that said, gee, when we go out and start advertising this frozen product, it is going to drive a lot of people into your restaurant. And I wondered if you feel like you’re seeing that, if that is a major factor in the improvement that you have seen, or if you think this is a more fundamental improvement at the Bistro the last few months? Or I guess more normal improvement, not necessarily tied to the advertising and other factors relating to the rollout.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Bryan, this is Bert. We have seen sequential improvement in the Bistro business since last summer. So what you’re seeing, in our opinion, is just a continuation of a slow, steady trend across our system. Yes, the Unilever is spending some money from a marketing standpoint within movie theatres and on both cable and network TV at this point. And I dare say, although it’s very difficult to quantify, I dare say we’re seeing some positive lift from that. How much? We don’t know.
As we think about the back half of the year, ne of the positives that we had hoped for would be a little bit of lift around that advertising. Again, we’re about three weeks into the back half of the year now, and we’ll see whether or not that does resonate in the back half or not. We think they did a very, very good job with respect to their—with respect to their TV commercial and the movie trailer. I have got to believe it probably helps us and doesn’t hurt us. But again, that is more belief than a fact at this point.
Bryan Elliott — Raymond James & Associates — Analyst
And they have been running the ads for what, about eight weeks now?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Off and on and in different venues. Basically since the—it kicked off at the end of May and it’s been running since then. Again, off and on and in different venues.
Bryan Elliott — Raymond James & Associates — Analyst
Okay, All right. And just real quick, you said you’re not sure why people come into your restaurant. I have done a lot of research on that, they’re hungry for Chinese food.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
That is what I love.
Operator
Our next question comes from Greg Ruedy of Stephens. Go ahead, your line is open.
Greg Ruedy — Stephens Inc. — Analyst
Thanks. I wanted to be clear, Bert, on the July trends; fat, dumb, and happy doesn’t necessarily mean you’re dining alone at Pei Wei Monday night? Seriously, though.

Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
That is correct.
Greg Ruedy — Stephens Inc. — Analyst
Okay. In all seriousness, what did you learn from that promotion? Should we—and then as you roll out incremental marketing in the second half, how important is it to push a price point to capture that social guest?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
I will take part of that. I think we learned that—we continue to learn that the social mediums can be very effective for promoting our brands. We also learned that, at least in this particular one, that the popularity of Pei Wei and the reception to a two for $10 around our 10th anniversary was—we underestimated the traffic. We had a little bit of recovery that we had to do as a result. The net-net was—it was very positive and incrementally, I think some things that we can build off of.
Greg Ruedy — Stephens Inc. — Analyst
And in the second half, the importance to market price point?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
I’m not sure I understand the question.
Greg Ruedy — Stephens Inc. — Analyst
How important is it to have a discount put in front of the consumer these days?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Oh, that—Pei Wei is not necessarily focussed from a marketing perspective on discounting. It has been focused on the introduction of new products, usually somewhere in the neighborhood of two to three a year. Associated with that rollout oftentimes we’ll have one-day-type events. For example, when we introduced chili beef ramen, we gave the guest for— I forget what the exact period of time was, I think it may have been for a week, if they brought in a grocery package of what I would call “college ramen”, we gave them a discount on their chili beef ramen and then we turned around and made a donation to the local food bank. So there is some level of promotion as we introduce new product, but as an ongoing tactic, discounting is not necessarily one of the strategies that we’re going to use.
Greg Ruedy — Stephens Inc. — Analyst
Great, thanks.
Operator
Our next question comes from Mitch Speiser of Buckingham Research. Go ahead, sir, your line is open.
Mitchell Speiser — Buckingham Research Group — Analyst
Great. Thanks very much. My first question is on the margin outlook for the second half. If you back into the numbers, it looks like you’re looking for about 125 basis points of store level margin improvement in the back half of 2010. There is one less week in the back half versus a year ago. I know it’s comps driven, but in your models, where do you see that margin improvement coming? Is it simply from the labor line, and perhaps the food line given some pricing and the chicken mix?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. And when you’re saying your basis point improvement, are you looking versus the first half or year-over-year?
Mitchell Speiser — Buckingham Research Group — Analyst
On a year-over-year basis, I think you need about 125 bips to get to flat for the year.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. And you’re considering global brands. Global brands obviously is going to be part of that.
Mitchell Speiser — Buckingham Research Group — Analyst
Okay.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
On a year-over-year basis. We do expect to see a little bit favorability, obviously, in cost of sale. As we talked earlier, G&A is probably going to trend favorable for us. Preopening expense is going to be favorable. Last year in preopening, we sent roughly $3 million in the back half of the year and we’re going to spend $1.1 million or so in the back half of this year. So you’re going to see quite a bit of improvement in preopening.
Mitchell Speiser — Buckingham Research Group — Analyst
I’m sorry, Mark, when you say restaurant margins flat for the year, which was in the release.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Restaurant operating income?

Mitchell Speiser — Buckingham Research Group — Analyst
Isn’t that above the preopening and G&A line?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, yes.
Mitchell Speiser — Buckingham Research Group — Analyst
Okay.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I was going all the way to operating income. Yes, on the restaurant operating income, it’s really going to be driven mainly from the prime costs, cost of sales, labor, and so forth. We’re going to see pressure, so it’s going to be flat to slightly up on operating occupancy and depreciation. The only ones you have left are really labor and operating.
Mitchell Speiser — Buckingham Research Group — Analyst
Got it. Thanks. And, Bert, not to harp on the July comments, but in previous quarters, you have given a lot more granularity on your current month trends. Besides fat, dumb, and happy, can you give us any numerical numbers on July?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
What type of numbers would you like?
Mitchell Speiser — Buckingham Research Group — Analyst
Just how the exact comps are doing at the Bistro and Pei Wei? If you don’t want to go that far, I know last quarter you mentioned a 200 bip improvement versus first quarter, that’s how April was running. It sounds like you’re happy with July, but are we talking up 2, are we talking up 5? Anymore specifics on that?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
The Bistro is running up about 3 right now, Mitch, and Pei Wei is running up about 2.
Mitchell Speiser — Buckingham Research Group — Analyst
Great, thanks. I didn’t think I would get that out of you. Secondly just on the average weekly sales versus comps.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Now you’re emboldened to ask more?
Mitchell Speiser — Buckingham Research Group — Analyst
I should probably just stop there. On average weeklies growth versus comps growth with the shift working in your favor in the third quarter, is it possible that average weekly sales growth can actually be above comp growth in the third quarter and maybe the fourth quarter?
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
It is as of right now, Mitch.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes.
Mitchell Speiser — Buckingham Research Group — Analyst
Oh, great. Good to here.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Again, that has more to do with the shift of July Fourth than anything else. It’s a fun fact, but it really doesn’t mean a lot.
Mitchell Speiser — Buckingham Research Group — Analyst
Okay, I understand. Thank you. And just lastly, you did mention, I think, in a couple of conference calls in June that California has turned positive for you. Has that trend continued in July? And did the pace accelerate or decelerate?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. California has been one of our best improving markets so far this year. Last year, they’re running close to double digit declines in 2009. In Q2, they nibbled up, got close to even; but for Q2, they were still down less than 1%, but significant improvement.
Mitchell Speiser — Buckingham Research Group — Analyst
Great. Thank you very much.
Operator
Our next question comes from Matthew DiFrisco of Oppenheimer. Go ahead, your line is open.

Matthew DiFrisco — Oppenheimer & Co. — Analyst
I have no more questions and I’ll show mercy, so I will pass. Thanks.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & co-CEO
Looks like you’re the last question.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Exactly.
Robert Vivian — P.F. Chang’s China Bistro, Inc. — co-CEO
Thank you all for joining us today. We ran a little bit long but that is okay. We want to give everybody the opportunity to ask whatever questions you have. We appreciate that.
Our next earnings release date, I believe, is October 27th. We’re looking forward to getting back together and talking about the state of our business. Appreciate it.
Operator
This concludes today’s conference. Thank you for your participation. You may now disconnect your lines.